EXHIBIT 4.4

AEON Biopharma, Inc.

4040 MacArthur Blvd.

Suite 310

Newport Beach, CA 92660

USA

January 8, 2020

To: Holders of Promissory Notes (“Noteholders”)

Issued by AEON Biopharma, Inc.

Dear Noteholder:

AEON Biopharma, Inc., a Delaware corporation (the “Company”) has prepared documentation relating to contribution of all 8,662,346 shares of Evolus, Inc. (“Evolus Shares”) that are owned by the Company into Alphaeon A1 LLC, a Delaware limited liability company (“A1”) that, initially, will be wholly-owned by the Company. After stockholder consents have been obtained, the Company intends to distribute the units in A1 to the Company’s stockholders (the “Spin-out”). As of January 3, 2020, as reported by the Nasdaq Global Market, the price per Evolus Share was $11.57.

You have received this letter because you are a Noteholder, and your Notes are convertible into shares of the Company’s stock under the terms and conditions specified in your Note(s). Because the Company recognizes that Noteholders may have considered the potential recovery value of the Evolus Shares when extending credit to the Company, the Company would like to ensure that Noteholders retain the potential recovery of some value from the Evolus Shares even after the Spin-out. Accordingly, A1 has prepared contingent warrants (the “Warrants”) to be issued to Noteholders, providing the opportunity under the terms and conditions of the Warrants to exercise the Warrants for a certain amount of Evolus Shares by tendering a portion of the Note(s) held by Noteholders.

The terms and conditions of the Notes currently provide for automatic conversion of Notes into shares of common stock of the Company. It is therefore unclear how any portion of the Notes could be tendered for exercise of the Warrants into Evolus Shares.

The Company proposes to cause A1 to issue the Warrants to you in the form attached hereto as Exhibit A in consideration of your consent to the Spin-out and transactions described herein, and to hereby amend and supplement the Notes by appending thereto the language on Exhibit B attached hereto.

If you are in agreement with this letter, please indicate your acceptance by executing in the space provided below, as well as the space provided on Exhibit B hereto and return a copy thereof to our attention, whereupon this letter shall be a binding agreement between us and the Note shall be amended and supplemented as described herein.

Sincerely yours,

AEON Biopharma, Inc.

By:
Name:	Vikram Malik
Title:	Manager

Agreed and Accepted:

By:

EXHIBIT A

FORM OF WARRANT

Alphaeon 1 LLC

Contingent Warrants to Purchase
Shares of Common Stock

of

EVOLUS, INC.

Warrant Agreement

Dated as of January 8, 2020

____________________________________,

as Holder

THIS WARRANT AGREEMENT, dated as of January 8, 2020 (the “Agreement”), between ALPHAEON 1 LLC (the “Company”), a Delaware limited liability company and __________________________________, as holder (the “Holder”).

RECITALS

WHEREAS, the Company proposes to issue contingent warrants (each a “Warrant” and collectively, the “Warrants”) to purchase fully paid and non-assessable shares of the common stock, par value $0.00001 (the “Common Stock, with the Common Stock deliverable upon exercise of the Warrants being referred to herein as the “Warrant Shares”) of Evolus, Inc., a Delaware corporation (“Listco”), in connection with procuring consents requested by the sole shareholder of the Company, AEON Biopharma, Inc. (“Parent”), from Holder (in its capacity as holder of that certain convertible promissory note dated December 13, 2019 issued by Parent), which consent is requested for purposes of the restructuring of Parent and the spin-out to the Company of Parent’s holding of Common Stock of Listco.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

SECTION 1.	CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the following respective meanings:

“$” throughout this document refers to United States dollars, unless otherwise expressly noted.

“Affiliate” of any specified Person means:

(a)

any other Person (1) directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, or (2) jointly controlling such specified Person, or jointly controlled by such specified Person and one more other Persons, or (3) subject to significant influence from such specified Person or from the same third party, or holding significant influence over such specified Person, or (4) that is an associate of such specified Person, or (5) that is a joint venture in which such specified Person is a venturer or that is a venturer in which such specified Person is a joint venture, or

(b)	any other Person who is a director or officer of:
(1)	such specified Person,
(2)	any Subsidiary or joint venture of such specified Person, or
(3)	any Person described in clause (a) above, or
(c)

any spouse, domestic partner, parent, child, brother, sister, close family member (i.e., who may be expected to influence, or be influenced by, such close family member in transactions) or dependant of (1) such specified Person or (2) the spouse or domestic partner of such specified Person, or (3) any person described in (a) or (b) above, or of the spouse of domestic partner of any person described in (a) or (b) above, or

(d)	any post-employment benefit plan for the benefit of the employees of such specified Person, or of any Person who is an Affiliate.

For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling,” “controlled by” and “under common control with” have meanings correlative to the foregoing. “Affiliate” shall also mean any beneficial owner of shares representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Listco or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof. Notwithstanding the foregoing, in no event shall any Holder or any of its Affiliates be considered an Affiliate of the Company.

“Aggregate Parent Pre-Money Valuation” means the aggregate value of all issued and outstanding shares of common stock of Parent immediately prior to issuance of shares of common stock in the Qualifying Listing, as set forth in the registration statement filed with the Commission for such Qualifying Listing.

“Aggregate Listco Amount” means the product of (a) the aggregate number of shares of Common Stock of Listco beneficially owned by the Company at the date immediately preceding the pricing of the Qualifying Listing multiplied by (b) the Market Value of such Common Stock.

“Board of Directors” means the Managers of the Company or any committee thereof duly authorized to act on behalf of such Managers.

“Business Day” means a day other than a Saturday or Sunday and means any day that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in the City of New York.

“Cashless Exercise Ratio” has the meaning set forth in Section 3(a).

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Recitals.

“Definitive Warrants” means Warrants in definitive, bearer form.

“Event of Default” has the meaning set forth in the Promissory Notes on the date hereof, without regard to any amendment, waiver or consent granted pursuant to the terms of the Promissory Notes.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, of the United States.

“Exercise Event” means the consummation of either (i) a Qualifying Listing or (ii) an Event of Default.

“Exercise Event Notice” means a written notice from the Company to the registered holders of the Warrants informing them of the anticipated Exercise Event and containing the following information:

(i)the applicable anticipated Exercise Price resulting from the anticipated Exercise Event, and

(ii)the anticipated earliest date upon which the Exercise Event would occur.

“Exercise Price” means the Market Value of Common Stock determined at 4:02 p.m. New York time on the date that (x) pricing of the Qualified Public Offering occurs or (y) the date an Event of Default shall have occurred and is continuing.

“Holders” or “holder” means the registered holders or registered holder of the Warrants.

“Independent Financial Advisor” means an investment banking firm of international standing or any third party appraiser of international standing that is qualified to provide an appraisal of the relevant asset; provided that such firm or appraiser is not an Affiliate of the Company.

“Listco” has the meaning set forth in the Recitals.

“Market Value” for each share of Common Stock, as of any date, shall equal:

(i)if the Common Stock is primarily traded on a securities exchange, the VWAP of Common Stock for the 20-Trading Day period immediately prior to the applicable date of determination,

(ii)if the principal market for the Common Stock is in the over-the-counter market, the VWAP of Common Stock for the 20-Trading Day period immediately prior to the applicable date of the determination, as published by the applicable trading organization,

(iii)if the VWAP is not available and if the principal market for Common Stock is a securities exchange or in the over-the-counter market, the closing sale price on the Trading Day immediately prior to the date of the determination, as published by the applicable trading organization, or if such price is not so published on such day, the mean between the closing “bid” and “asked” prices, if available, on such day, which prices may be obtained from any reputable pricing service, broker or dealer, and

(iv)if none of clause (i), clause (ii) or clause (iii) is applicable, the fair market value on the date of determination of the Common Stock, as determined in good faith by the Board of Directors based on a written opinion of an Independent Financial Advisor.

“Officer” means, with respect to any Person, the Chief Executive Officer, the President, the Chief Financial Officer or any executive officer of such Person.

“Opinion of Counsel” means an opinion from legal counsel of recognized standing, which opinion shall include:

(i)a statement that the person making such certificate or opinion has read such covenant or condition;

(ii)a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii)a statement that, in the opinion of such person, he or she has made such examination or investigation as is necessary to enable such Person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv)a statement as to whether or not, in the opinion of such person, such condition or covenant has been complied with.

With respect to matters of fact, an Opinion of Counsel may rely on an Officers’ Certificate, certificates of public officials or reports or opinions of experts.

“Person” means a corporation, an association, a partnership, a limited liability company, an individual, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or an agency or a political subdivision thereof.

“Promissory Note” means that certain convertible Promissory Note issued by Parent to Holder on December 13, 2020.

“Qualifying Listing” means the Parent’s first underwritten public offering of its common stock under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, of the United States.

“Subsidiary” means, in respect of any person (the “first person”) at any particular time, any other person (the “second person”):

(a)

Control:  whose affairs and policies the first person controls or has the power to control (directly or indirectly), whether by ownership of share capital, contract, the power to appoint or remove members of the governing body of the second person or otherwise; or

(b)	Consolidation: whose financial statements are, in accordance with applicable law and generally accepted accounting principles, consolidated with those of the first person.

“Trading Day” shall mean (x) if the applicable security is listed on the Nasdaq Capital Market, Nasdaq Global Market, Nasdaq Global Select Market or the New York Stock Exchange, a day on which trades may be made thereon or (y) if the applicable security is not so listed, admitted for trading or quoted, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, NYSE MKT, the New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Global Select Market or the OTC Bulletin Board.

“Transfer Agent” means Computershare, Inc., and every subsequent transfer agent to be appointed by Listco for any share capital of Listco issuable upon the exercise of any of the rights of purchase contained herein for the Common Stock.

“U.S.” means the United States of America, its states, territories and possessions.

“Voting Stock” of any Person means all classes of capital stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price per share of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg Financial L.P. through its “Volume at Price” functions (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time); (b) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; or (c) if the Common Stock is not then quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the average of the highest closing bid price per share and lowest closing ask price per share of any of the market makers for such security as reported, and in each of the foregoing clauses ignoring any block trade (which for purposes of this definition means any transfer of more than 100,000 shares). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holders of a majority of the then outstanding Warrants (excluding the Warrants held by the Company or any of its Affiliates). If the Company and the Holders of a majority of the then outstanding Warrants (excluding the Warrants held by the Company or any of its Affiliates) cannot agree on the fair market value referred to above, then the fair market value shall be determined in good faith by an Independent Financial Advisor (acting as an expert) selected by the Company and approved in writing by the Holders of a majority of the then outstanding Warrants (excluding the Warrants held by the Company or any of its Affiliates).

“Warrant” and “Warrants” have the meanings set forth in the Recitals.

“Warrant Certificate” has the meaning set forth in Section 2.1.

“Warrant Countersignature Order” has the meaning set forth in Section 2.2.

“Warrant Expiration Date” means the earlier to occur of (i) a Qualifying Listing and (ii) repayment in full in cash of the Promissory Notes.

“Warrant Register” has the meaning set forth in Section 2.3.

“Warrant Registrar” has the meaning set forth in Section 2.3.

“Warrant Shares” means the Common Stock issued (or to be issued) on exercise of the Warrants, being equal in number to the number of shares of Common Stock equal to the quotient obtained by dividing (x) the aggregate principal amount of indebtedness represented by Promissory Notes tendered by the Holder to the Company by (y) the Exercise Price; provided, however, that in the event of a Qualifying Listing, the principal amount of Promissory Notes tendered by any Holder, as a percentage of the aggregate principal amount of Promissory Notes held by such Holder shall not exceed the proportion that the Aggregate Listco Amount bears to the sum of (a) the Aggregate Listco Amount plus (b) the Aggregate Parent Pre-Money Valuation. For the avoidance of doubt, and by way of illustration only, if the Aggregate Listco Amount is equal to $200 million and the Aggregate Parent Pre-Money Valuation is equal to $300 million, then the maximum percentage of Promissory Notes that can be tendered by any holder for exercise into Warrant Shares shall not exceed the proportion that $200 million bears to $500 million, i.e., 40%.

SECTION 2.	ISSUANCE OF WARRANTS; WARRANT CERTIFICATES

2.1Form and Dating.

General.

In consideration for Holder providing consent requested by Parent, in Holder’s capacity as holder of that certain convertible promissory note dated December 13, 2019 issued by Parent, in connection with the restructuring of Parent and the spin-out to the Company of Parent’s holding of Common Stock of Listco, the Company agrees to issue Warrants to Holder on the terms and conditions specified herein.

The Warrants and the Warrant Shares may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Warrant shall be dated the date of the countersignature.

The terms and provisions contained in the Warrants shall constitute, and are hereby expressly made, a part of this Agreement. The Company and Holder, by their execution and delivery of this Agreement, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Warrant conflicts with the express provisions of this Agreement, the provisions of this Agreement shall govern and be controlling.

The Warrants shall be substantially in the form of Exhibit A attached hereto (including the private placement legend thereon, each a “Warrant Certificate”).

2.2Execution

An Officer shall sign the Warrants on behalf of the Company by manual or facsimile signature and deliver the executed Warrants to the Warrant Registrar for countersignature, accompanied by a written order of the Company signed by an Officer of the Company (a “Warrant Countersignature Order”) specifying the number of Warrants to be countersigned and the date on which the Warrants are to be countersigned and other information the Company may determine to include. The Warrants need not be issued at one time and unless otherwise provided, the Warrants may also be issued by the Company and countersigned and delivered under this Warrant Agreement after the date hereof on the same terms and conditions (other than the date of issue).

If any Officer whose signature is on a Warrant no longer holds that office at the time a Warrant is countersigned, the Warrant shall nevertheless be valid.

The signatures of two Officers shall be conclusive evidence that the Warrant has been properly issued under this Agreement.

The Warrants are issued subject to the certificate of incorporation of Listco, as it may be amended from time to time, and otherwise on the terms of this Agreement which are binding upon the Company and the Holders and all persons claiming through or under either the Company or the Holders.

By its acceptance of any Warrant bearing any private placement legend (or any beneficial interest in such a Warrant), each holder thereof and each owner of a beneficial interest therein acknowledges the restrictions on transfer of such Warrant (and any such beneficial interest) set forth in this Agreement and in such private placement legend and agrees that it will transfer such Warrant (and any such beneficial interest) only in accordance with this Agreement and such legend.

2.3Warrant Registrar

The Company shall maintain an office or agency where Warrants may be presented for registration of transfer or for exchange (the “Warrant Registrar”). The Warrant Registrar shall keep a register of the Warrants and of their registration of transfer and exchange (the “Warrant Register”). The Company may appoint one or more co-Warrant Registrars. The term “Warrant Registrar” includes any co-Warrant Registrar. The Company may change any Warrant Registrar without notice to any holder. The Company shall notify Holder in writing of the name and address of any agent not a party to this Agreement. The Company or any of its subsidiaries may act as Warrant Registrar.

2.4Transfer and Exchange

(a)The Company shall cause all Definitive Warrants delivered to it and held by it hereunder to be maintained in safe custody in accordance with this Section 2.4, and shall ensure that such Warrants are issued only in accordance with the provisions of this Agreement.

(b)Title to the Definitive Warrants shall pass by notation on the Warrant Register.

(c)General Provisions Relating to Transfers and Exchanges

(1)To permit registrations of transfers and exchanges, the Company shall execute Definitive Warrants at the Warrant Registrar’s request.

(2)The Holder hereby agrees that the Warrant Registrar shall not register the proposed transfer of any beneficial interest in, or proposed exercise of any right in, any Warrant, unless the Warrant Registrar shall have first received certification in the form of Exhibit C hereto that such transfer or exercise is made in accordance with the provisions of applicable securities laws.

(3)The Warrant Register shall be in written form in the English language and shall include a record of the certificate number of each Warrant issued, and shall show the number of Warrants, the date of issue, all subsequent transfers and changes of ownership in respect thereof and the names, tax identifying numbers (if relevant to a specific holder) and addresses of the holders.

(4)The Warrant Registrar shall only register the transfer of an interest in a Warrant if the requested transfer is (i) to the Company (including its Affiliates); (ii) being made by a person who has provided the Warrant Registrar with a certification in the form of Exhibit C hereto; (iii) pursuant to an effective registration statement under the Securities Act with certification to that effect from such holder; or (iv) being transferred in reliance on any other exemption from the registration requirements of the Securities Act (including Rule 904 thereunder), with a certification to that effect from such holder and an opinion of counsel from such holder or the transferee reasonably acceptable to the Company and to the Warrant Registrar to the effect that such transfer is in compliance with the Securities Act.

(5)No service charge shall be made to a holder of a beneficial interest in a Definitive Warrant for any registration of transfer or exchange, but the Company or Warrant Registrar may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith and may require that a Person receiving Definitive Warrants must bear the cost of insurance, postage, transportation and the like in the event that such Person does not receive such Definitive Warrants in person at the offices of the Warrant Registrar.

(6)All Definitive Warrants issued upon any registration of transfer or exchange of Definitive Warrants shall be the duly authorized, executed and issued warrants for Common Stock of Listco, not subject to any preemptive or similar rights (arising under Delaware law, the Company’s certificate of incorporation, by-laws or other organizational documents or any agreement or instrument to which the Company is a party), and entitled to the same benefits under this Agreement, as the Definitive Warrants surrendered upon such registration of transfer or exchange.

(7)Prior to due presentment for the registration of transfer or exchange of any Warrant, the Warrant Registrar and the Company may deem and treat the Person in whose name any Warrant is registered as the absolute owner of such Warrant for all purposes and neither the Warrant Registrar nor the Company shall be affected by notice to the contrary.

(8)The Company shall sign Definitive Warrants in accordance with the provisions of Section 2.2 hereof.

(d)Facsimile Submissions to the Company

All certifications, certificates and Opinions of Counsel required to be submitted to the Warrant Registrar pursuant to this Section 2.4 to effect a registration of transfer or exchange may be submitted by facsimile.

Notwithstanding anything herein to the contrary, as to any certificates and/or certifications delivered to the Warrant Registrar pursuant to this Section 2.4, the Warrant Registrar’s duties shall be limited to confirming that any such certifications and certificates delivered to it are in the form of Exhibit C attached hereto. The Warrant Registrar shall not be responsible for confirming the truth or accuracy of representations made in any such certifications or certificates. As to any Opinions of Counsel delivered pursuant to this Section 2.4, the Warrant Registrar may conclusively rely upon, and be fully protected in relying upon, such opinions.

2.5Replacement Warrants

If any mutilated Warrant is surrendered to the Company and the Company receives evidence to its satisfaction of the destruction, loss or theft of any Warrant, the Company shall issue a replacement Warrant. If required by the Company, an indemnity bond must be supplied by the holder that is sufficient in the judgment of the Company to protect the Company, and any agent from any loss that any of them may suffer if a Warrant is replaced. The Company may charge any holder of Warrants for the Company’s expenses in replacing a Warrant.

Every replacement Warrant issued in accordance with this Section shall be a valid obligation of the Company, evidencing the same warrant as the mutilated, destroyed, lost or stolen Warrant and shall be entitled to all of the benefits of this Agreement equally and proportionately with all other Warrants duly issued hereunder.

2.6Cancellation

The Company may not issue new Warrants to replace Warrants that have been exercised or that have been delivered to the Company for cancellation.

SECTION 3.	EXERCISE OF WARRANTS; TERMS OF WARRANTS

(a)Subject to the terms of this Agreement (including the holder’s timely receipt of the Exercise Event Notice), each holder of Warrants shall have the right, which may be exercised only (x) during the period commencing at the date of the Qualifying Listing and until 5:00 p.m., New York time, on the Warrant Expiration Date or (y) upon an Event of Default (either event being the “Exercise Period”, which, for the avoidance of doubt, shall include the right of holders of Warrants to exercise their Warrants in order to sell the Warrant Shares in connection with such Exercise Event), to receive from the Company the aggregate Market Value of Warrant Shares that would be delivered pursuant to Cashless Exercise, being calculated as the number of fully paid and non-assessable Warrant Shares which the holder may at the time be entitled to receive on exercise of such Warrants and payment of the applicable Exercise Price then in effect (subject to sub-clause (f) below) (i) in cash, by wire transfer or by certified or official bank check payable to the order of the Company, (ii) by tendering Promissory Notes having a principal amount of premium, interest and other amounts actually outstanding at the time of tender equal to the applicable Exercise Price then in effect, (iii) by tendering Warrants as set forth below or (iv) any combination of cash, Promissory Notes or Warrants. Each holder may elect, upon exercise of its Warrants during the Exercise Period, to receive Warrant Shares on a net basis (“Cashless Exercise”), such that, without the exchange of any funds and in satisfaction of and without any obligation to pay the Exercise Price, the holder will receive such number of Warrant Shares as shall equal the product of (A) the number of Warrant Shares for which such Warrant is exercisable as of the date of exercise (if the Exercise Price were being paid in cash) and (B) the Cashless Exercise Ratio. The “Cashless Exercise Ratio” shall be calculated by the Company and shall equal a fraction the numerator of which is the Market Value minus the applicable Exercise Price per share as of the date of exercise and the denominator of which is the Market Value on the date of exercise. Exercise of the Warrants shall be for delivery of Warrant Shares, and under no circumstance shall the Company be obligated to pay or settle exercise of Warrants in cash; provided, however, that the Company may pay cash for fractional interests as set forth in Section 6.  The Company shall cause to be given to each of the registered holders of Warrants an Exercise Event Notice at each holder’s address appearing on the Warrant Register, as soon as reasonably practicable (and in any event not less than 20 Business Days prior to the effective date of the proposed Exercise Event) upon the Company becoming aware of any circumstances which will, or are reasonably likely to, result in an Exercise Event, in accordance with Section 8.

(b)Each Warrant not exercised prior to 5:00 p.m., New York time, on the Warrant Expiration Date shall become void and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of such time. No adjustments as to dividends will be made upon exercise of the Warrants.

(c)In order to exercise all or any of the Warrants represented by a Warrant Certificate, the holder thereof must surrender upon exercise the Warrant Certificate to the Company at the office of the Company specified in Section 8 hereof during normal business hours of the Company. The holder of the Warrants shall execute the form of election to purchase attached to the Warrant Certificate and make payment to the account of the Company of the applicable Exercise Price in accordance with Section 3(a) hereof, for the number of Warrant Shares in respect of which such Warrants are then exercised and in the event of an exercise by tendering of Promissory Notes pursuant to Section 3(a)(ii) above, surrender the Promissory Note to the Company in accordance with the provisions herein. Payment of the aggregate Exercise Price shall be made in accordance with Section 3(a) hereof.

(d)Subject to the provisions of Section 4 hereof, upon compliance with clause (c) above, the Company shall deliver or cause to be delivered with all reasonable dispatch, and in any event no later than three (3) Business Days after the Company’s receipt of the form of election to purchase (the “Warrant Share Delivery Date”), (i) provided that the Transfer Agent is participating in The Depository

Trust Company’s (“DTC”) Fast Automated Securities Transfer Program and provided further that the Holder is eligible to receive shares through DTC, at the Holder’s request, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Direct Registration System or (ii) if the foregoing does not apply, issue and deliver to the address as specified in the election to purchase, a certificate or certificates in such denominations as may be requested by the Holder in the election to purchase, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled upon exercise of such Warrants or other securities or property to which such Holder is entitled hereunder, together with cash as provided in Section 6 hereof. Such certificate or certificates shall be deemed to have been issued and any Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of such Warrants and payment of the applicable Exercise Price. The certificates so issued shall be issued without a restrictive legend at any time in which (i) the Company has received an opinion of counsel reasonably satisfactory to the Company, to the effect that such shares may be delivered without a restrictive legend pursuant to an exemption from registration, including but not limited to pursuant to Rule 144 under the Securities Act, (ii) a registration statement under the Securities Act covering such proposed disposition has been filed by Listco with the Commission and has become effective under the Securities Act, or (iii) the Company has received other evidence reasonably satisfactory to the Company that such registration and qualification under the Securities Act and state securities laws are not required. Whenever a certificate representing the Warrant Shares may be issued to the Holder without a legend, in lieu of delivering physical certificates representing the Warrant Shares, unless otherwise requested by the Holder, the Company shall request the Listco to cause the Transfer Agent to electronically transmit the Warrant Shares to the Holder by crediting the account of the Holder or Holder’s prime broker with DTC through its DWAC system (to the extent not inconsistent with any provisions of this Warrant or any other agreement between the Company and the Holder). Without limiting the Holder’s other legal remedies, the Company shall immediately upon demand reimburse the holder for the cost and losses occasioned by any buy-in resulting from the Company’s failure to timely deliver unlegended share certificates, provided that the Holder provides documentation confirming such buy-in was initiated by the Holder’s broker, securities custodian, or other such outside party, and not by the Holder.

(e)If Listco shall fail for any reason or for no reason to credit the Holder’s balance account with DTC for such number of shares of Common Stock to which the Holder is entitled or to issue to the Holder a certificate for the number of shares of Common Stock to which the Holder is entitled within seven (7) Business Days after receipt of each of the election to purchase upon the Holder’s exercise of this Warrant or to issue to the Holder a new Warrant for the number of shares of Common Stock to which such holder is entitled pursuant to Section 3(a) hereof within ten (10) Business Days after receipt of the election to purchase upon the Holder’s exercise of this Warrant (the “Warrant Delivery Date”), the Company shall, in addition to any other remedies under this Warrant or otherwise available to such holder, pay as additional damages in cash to such Holder on (i) each day after the Warrant Share Delivery Date that such exercise is not timely effected and (ii) each day after the Warrant Delivery Date that such Warrant is not delivered, as the case may be, an amount equal to 0.0005 of the product of (x) the sum of the number of shares of Common Stock not issued to the holder on or prior to the Warrant Share Delivery Date and to which such holder is entitled and, in the event the Company has failed to deliver a Warrant to the holder on or prior to the Warrant Delivery Date, the number of shares of Common Stock issuable upon exercise of the Warrant as of the Warrant Delivery Date and (y) the VWAP of the Common Stock on the Warrant Share Delivery Date, in the case of the failure to deliver Common Stock, or the difference between the VWAP on the Warrant Delivery Date and the Exercise Price, in the case of failure to deliver a Warrant, as the case may be.

(f)The Warrants shall be exercisable, at the election of the holders thereof, either in full or in part from time to time during the Exercise Period; provided that notwithstanding any other provision of this Agreement, no Person shall be entitled to exercise the Warrants to the extent that such exercise would result in beneficial ownership by such Person and its Affiliates of more than 9.9% of the then outstanding number of shares of Common Stock on such date. For the purposes of this Agreement beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder.1 If less than all the Warrants represented by a Warrant Certificate are exercised, such Warrant Certificate shall be surrendered and a new Warrant Certificate of the same tenor and for the number of Warrants which were not exercised shall be executed by the Company, registered in such name or names as may be directed in writing by the holder, and shall deliver or cause to be delivered the new Warrant Certificate to the Person or Persons entitled to receive the same.

(g)All Warrant Certificates surrendered upon exercise of Warrants shall be delivered to and canceled by the Company.

(h)If the exercising holder fails to pay the applicable Exercise Price to the Company, the Company shall be entitled to return or cause to be returned the relevant Warrant Certificates and the form of election to purchase at the expense of such holder.

(i)The Company shall keep copies of this Agreement and any notices given or received hereunder available for inspection by the holders which shall be allowed upon prior written request with reasonable notice and during normal business hours at its office.

SECTION 4.	PAYMENT OF TAXES

The Company shall pay all securities transaction taxes and documentary stamp taxes attributable to the initial issuance of Warrant Shares upon the exercise of Warrants; provided that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any Warrant Certificates or any certificates for Warrant Shares in a name other than that of the registered holder of a Warrant Certificate surrendered upon the exercise of a Warrant, and the Company shall not be required to issue or deliver such Warrant Certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. This provision shall survive the termination of this Agreement.

SECTION 5.	RESERVATION OF WARRANT SHARES

(a)For the purpose of enabling it to satisfy any obligation to deliver Warrant Shares upon exercise of Warrants, the Company shall at all times reserve and keep available out of the aggregate of the shares of Common Stock held by it, the maximum number of shares of Common Stock which may then be deliverable upon the exercise of all outstanding Warrants, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale, and free from preemptive or similar rights (arising under Delaware law, the Company’s certificate of incorporation, by-laws or other organizational documents or any agreement or instrument to which the Company is a party).

[1]

This blocker provision is only necessary if holders need to avoid owning greater than a specific percentage of issued common equity in the issuer of underlying equity, which can trigger disclosure obligations in various jurisdictions, including Singapore and the U.S. In the U.S., holders of 5% or more of an issuer’s equity need to make filings with the Securities and Exchange Commission regarding their holdings and their investment intent, and holders of 10% or more of U.S. domestic issuers become “affiliates” for purposes of Section 16 of the Exchange Act, which triggers obligations to disgorge any profit obtained on purchases and sales that occur within six months of each other (irrespective of whether any profit is actually obtained – the purchases and sales are matched).

(b)The Company will request the Transfer Agent to be irrevocably authorized and directed at all times to keep available such number of authorized shares as shall be required for such purpose. The Company shall supply such Transfer Agent with duly executed certificates for such purposes and shall provide or otherwise make available any cash which may be payable as provided in Section 6 hereof.

(c)The Company covenants that all Warrant Shares which may be delivered upon exercise of Warrants shall, upon issue, be fully paid, non-assessable, free of preemptive or similar rights (arising under Delaware law, the Company’s certificate of incorporation, by-laws or other organizational documents or any agreement or instrument to which the Company is a party) and free from all taxes, liens, charges and security interests with respect to the issuance thereof.

SECTION 6.	FRACTIONAL INTERESTS

The Company shall not be required to issue fractional Warrant Shares on the exercise of Warrants. If more than one Warrant shall be presented for exercise in full at the same time by the same holder, the number of full Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the Warrants so presented. If any fraction of a Warrant Share would, except for the provisions of this Section 6, be issuable on the exercise of any Warrants (or specified portion thereof), the Company shall, at its option (i) pay an amount in cash equal to the Market Value per Warrant Share, as determined on the day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction, computed to the nearest whole U.S. cent or (ii) deliver one whole Warrant Share.

SECTION 7.	REPORTS

The Holder shall be solely responsible for being informed whether the Parent shall have filed a registration statement or other filing with any stock exchange for a Qualifying Listing. The Holder shall be solely responsible for being informed of the consummation of the Qualifying Listing. The Company has no obligation to inform any holder of any Event of Default, and each holder accepts responsibility for monitoring the existence of any Event of Default.

SECTION 8.	NOTICES TO COMPANY

Any notice or demand authorized by this Agreement to be given or made by the Warrant Registrar or by the registered holder of any Warrant to or on the Company shall be sufficiently given or made when received if deposited in the mail, first class or registered, postage prepaid, or recognized international courier, addressed (until another address is filed in writing by the Company with the Warrant Registrar) or delivered by facsimile or by hand (if personally delivered) as follows:

The Company:

Alphaeon 1 LLC

4040 MacArthur Blvd.

Suite 310

Newport Beach, CA 92660

Fax: +1 949 260 1705

Attention: Mr. Vikram Malik

With a copy to:

Stradling, Yocca, Carlson & Rauth

660 Newport Center Dr.

Suite 1600

Newport Beach, CA 92660

Attention: Marc Alcser, Esq.

Facsimile No.: +1 949 725 4100

Any notice pursuant to this Agreement to be given by the Company or Warrant Registrar to the registered holder(s) of any Warrant shall be given in English and shall be sufficiently given when and if deposited in the mail, first‑class or registered, postage prepaid, or recognized international courier, addressed (until another address is filed in writing by the Holder with the Company), or delivered by facsimile or by hand (if personally delivered), to and received by the Holder at its address as follows:

Name

Address

Attention:

Facsimile No: +

SECTION 9.	SUCCESSORS

All the covenants and provisions of this Agreement by or for the benefit of the Company, Warrant Registrar and Holder and shall bind and inure to the benefit of their respective successors and assigns hereunder.

SECTION 10.	TERMINATION

This Agreement shall terminate at 5:00 p.m., New York time, on the Warrant Expiration Date. Notwithstanding the foregoing, this Agreement will terminate on any earlier date if all Warrants have been exercised.

SECTION 11.	GOVERNING LAW

This Agreement, each Warrant Certificate issued hereunder and all matters arising therefrom or relating thereto shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 12.	JURISDICTION

Each of the Company and Holder agrees that any suit, action or proceeding against it arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any State or U.S. federal court in the City of New York and County of New York, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding.

SECTION 13.	BENEFITS OF THIS AGREEMENT

Nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Warrant Registrar and the registered holders of Warrants any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Registrar and the registered holders of Warrants.

SECTION 14.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Remainder of This Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Warrant Agreement to be duly executed, as of the day and year first above written.

The Company:

ALPHAEON 1 LLC

By:

Name:

Title:

HOLDER:

By:

Name:

Title:

[SIGNATURE PAGE TO WARRANT AGREEMENT]

EXHIBIT B

“Notwithstanding anything else in this Note to the contrary (including without limitation provisions relating to automatic conversion of this Note or regulating the transfer of any portion of this Note), the Holder hereof shall, at its sole election, have the right, at any time prior to conversion of this Note into shares of common stock as provided herein, to tender this Note to the Company and promptly receive from the Company two Notes bearing the same date as this Note and having the same aggregate Payment Amount (or aggregate principal amount at maturity, howsoever described) as this Note, but otherwise having Payment Amount (or other principal amount at maturity, however so described) denominated as elected by the Holder. At the Holder’s request, the Company shall endorse any Note tendered by the Holder to be eligible for payment in exercise of that certain Contingent Warrant dated January 8, 2020 issued by Alphaeon A1 LLC, a Delaware limited liability company (but subject in all cases to any limitations in the terms and conditions of said Contingent Warrant), and any Note so endorsed shall not be automatically converted into shares of common stock as provided herein. The Payment Amount (or other principal amount at maturity, however so described) of any Note not so endorsed shall be automatically converted as herein described.”

Agreed and Accepted:

By:

AEON Biopharma, Inc.

By:
Name:	Vikram Malik
Title:	Manager